EXHIBIT 99-1

FOR RELEASE: Immediate

FROM:	New Ulm Telecom, Inc.
27 N. Minnesota
New Ulm, MN 56073
Phone 507-354-4111

CONTACT:	Bill Otis
NU-Telecom
507-354-4111
E-mail: billotis@nu-telecom.net

NU-Telecom Confirms Election of A-CAM Model of Universal Service Fund

NEW ULM, MN – January 5, 2017 – On December 23, 2016, NU-Telecom accepted the revised A-CAM model of the Universal Service Fund (USF) as its support mechanism for both its Minnesota and Iowa operations. The Company will receive A-CAM support for a period of ten years in exchange for meeting defined broadband build-out obligations.

In its Form 10-Q for the quarter ended September 30, 2016, NU-Telecom disclosed that it had elected the A-CAM model for its Minnesota and Iowa operations, replacing its former interstate common line support.

The USF was established as part of the Telecommunications Act of 1996 and provides subsidies to telecommunications providers to increase the availability and affordability of advanced telecommunications services. In 2011, significant reform was introduced, including the creation of the Connect America Fund (CAF), to help modernize the USF and support these telecom services in the nation’s high-cost areas. In 2016, the Federal Communications Commission (FCC) announced additional reform to further transition the CAF from supporting the provision of voice services to supporting the provision of broadband services.

One of the major changes introduced by the 2016 Order is the creation of the Alternative Connect America Cost Model (A-CAM), a new CAF support mechanism for rate-of-return carriers. Carrier participation in the A-CAM program is voluntary; each carrier had to select this or another support mechanism per state.

Because more carriers than expected chose the A-CAM option, it created a $160 million budget shortfall in the program.  On December 20, 2016, the FCC adopted a report and order that added an additional $50 million annually for rate-of-return carriers that adopted the model-based A-CAM Universal Service option.  The FCC also issued new offers with lower funding levels and less aggressive deployment schedules to carriers that chose the A-CAM option and for whom A-CAM funding was higher than funding would have been under the traditional program.

Consistent with the stated disclosure in its Form 10-Q, NU-Telecom notified the FCC that it would continue to elect the A-CAM program. Under the Report that accompanied the FCC December 20, 2016 Public Notice, NU-Telecom would annually receive (i) $391,896 for its Iowa operations and (ii) $6,118,567 for its Minnesota operations. The Company will use the annual $6.5 million that it receives through the A-CAM program to meet its defined broadband build-out obligations.  The A-CAM payments will replace the Company’s former interstate common line support payments.  In 2015, the Company received $1,747,432 under the former interstate common line support program and has receive an estimated $1,970,000 under the same program for 2016.

To see the FCC Order and additional details, go to: http://transition.fcc.gov/Daily_Releases/Daily_Business/2016/db1220/FCC-16-178A1.pdf.  The FCC December 20, 2016 Public Notice setting forth the final model offers for individual companies based upon the decisions in the order that can be seen at http://transition.fcc.gov/Daily_Releases/Daily_Business/2016/db1220/DA-16-1422A1.pdf.

Cautionary Statement Regarding Forward Looking Statements

From time to time, in reports filed with the Securities and Exchange Commission, in press releases, and in other communications to shareholders or the investing public, New Ulm Telecom, Inc. may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans that include the words “believes,” “expects,” “anticipates,” “intends” or similar expressions. For these forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in federal securities laws.  These forward-looking statements are subject to a number of factors, risks and uncertainties that could cause actual performance, activities or plans after the date the statements are made to differ significantly from those indicated in the forward-looking statements.  Forward looking statements in this press release are subject to the risk Congress or the FCC could delay the start of the A-CAM program or alter the funding of the A-CAM program.

About NU-Telecom

NU-Telecom is a well-established communications company with headquarters in New Ulm, MN that provides voice, Digital TV, Internet, Managed Services, computer sales and computer repair services. NU-Telecom sells and services cellular phones and accessories and customer premise equipment.  NU-Telecom serves the Minnesota communities of New Ulm, Glencoe, Goodhue, Hutchinson, Litchfield, Redwood Falls, Sleepy Eye and Springfield as well as Aurelia, Iowa.  NU-Telecom also operates TechTrends, a technology retail store, located in New Ulm.  In addition, NU-Telecom offers television and Internet services in Cologne, Mayer, New Germany and Plato, MN.  NU-Telecom also holds partial ownership in FiberComm, LC, based in Sioux City, Iowa.

New Ulm Telecom, Inc. is a publicly held corporation.  For more information on the company or purchasing stock, visit www.nutelecom.net.

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